CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights” and “Counsel and Independent Registered Public Accounting Firm”, and to the use of our report dated February 12, 2008, which is incorporated by reference in this Registration Statement on Form N-1A of Dreyfus U.S. Treasury Intermediate Term Fund.

ERNST & YOUNG LLP
New York, New York April 25, 2008